Exhibit 99.1

VELATEL SECURES $12 MILLION EQUITY FUNDING FROM IRONRIDGE

Proceeds to Close China Motion Acquisition and Fund Growth

SAN DIEGO, December 17, 2012 (GLOBE NEWSWIRE) – VelaTel Global Communications (OTCQB:VELA), a leader in deploying and operating wireless broadband and telecommunication networks worldwide, announced today that it is has closed a $12 million stock purchase agreement with Ironridge Technology Co., an institutional investor in the telecommunications sector.

Proceeds will be used to fund VelaTel’s acquisition of China Motion Telecom (HK) Limited. Ironridge is today initiating payment of $600,000 for the initial 10% down payment called for under VelaTel’s agreement to acquire 100% of the equity interest of China Motion. VelaTel projects that the remaining proceeds of Ironridge’s equity funding will be sufficient for VelaTel to:

•	Pay the remaining balance to acquire China Motion.
•	Complete deployment and launch of VelaTel’s wireless broadband networks in Croatia and Montenegro.
•	Other strategic purposes on projects under development.

The acquisition of China Motion furthers several of VelaTel’s long term strategic goals:

•	China Motion’s access to wholesale voice and data services using the wireless network resources of incumbent carriers allows VelaTel to deploy its projects in mainland China at a fraction of the capital expenditures originally budgeted.
•	China Motion’s experience and personnel in sales and marketing, customer service and billing solutions provides a platform to serve VelaTel’s wireless broadband networks worldwide.
•	The acquisition creates tremendous synergies with VelaTel’s Europe based subsidiary Zapna, which also focusses on long distance and roaming solutions that cater particularly to the frequent international traveler.

“I am very impressed with the operational experience of China Motion,” commented Ironridge managing director John Kirkland. “We are grateful for the opportunity to facilitate VelaTel’s acquisition of the leading mobile virtual network operator in Hong Kong, and the synergies it can create for VelaTel in mainland China, South America and Europe.”

Under the Ironridge funding contract, VelaTel will sell Ironridge preferred shares valued at $10,000 per share, which are convertible into VelaTel’s publicly traded Series A Common Stock at a fixed conversion price of $0.20 per share. Funding is subject to customary equity conditions and Ironridge is entitled to non-cumulative dividends and an embedded derivative liability upon early redemption or conversion as defined in the contract. VelaTel also agreed to file a customary registration statement to allow resale of the shares upon conversion.

“We are very grateful to Ironridge for the continued support they have shown VelaTel,” stated VelaTel’s President Colin Tay. “Ironridge recently completed payment of more than $1.3 million to our most important vendors under their liability for equity (LIFE) program. They have now broadened their support by not only increasing the size of their investment, but structuring it in a manner that allows us flexibility to use the proceeds wherever they are needed most. We also appreciate the efforts of Mr. Luo Hongye, our lead partner in China as CEO of our VN Tech division and a co-founder of ZTE Corporation. Mr. Luo, as a leader in the telecom and green energy fields in China, was instrumental in bringing VelaTel and Ironridge together in this transaction.”

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About VelaTel Global Communications, Inc.

VelaTel acquires spectrum assets through acquisition or joint venture relationships, and provides capital, engineering, architectural and construction services related to the build-out of wireless broadband telecommunications networks, which it then operates by offering services attractive to residential, enterprise and government subscribers. VelaTel currently focuses on emerging markets where internet penetration rate is low relative to the capacity of incumbent operators to provide comparable cutting edge services, and/or where the entry cost to acquire spectrum is low relative to projected subscribers. VelaTel currently has project operations in People’s Republic of China, Croatia, Montenegro and Peru. Additional target markets include countries in Latin America, the Caribbean, Southeast Asia and Eastern Europe. VelaTel’s administrative headquarters are in Carlsbad, California. For more information, please visit www.velatel.com.

About Ironridge Technology Co.

Ironridge Technology Co. is a division of Ironridge Global IV, Ltd. that specializes in direct equity investments in telecommunications, electronics, computer, and technology companies. Ironridge Global is an institutional investor, making direct equity investments in small cap public companies. The firm seeks to be a long-term financial partner, assisting public companies in financing operations and expansion by supplying innovative funding solutions and flexible capital. The firm does not desire to influence or control management, will not restrict use of proceeds, requires no restrictive covenants, and will never take an affiliate or control position. Ironridge Global exclusively places its trust in current management with a strong vision for accelerated growth and increased shareholder value. For more information on Ironridge Global, please visit www.IronridgeGlobal.com.

Safe Harbor

Matters discussed in this press release contain forward-looking statements involving known and unknown risks, uncertainties and other factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. Readers are urged to consider statements that contain terms such as "may," "will," "should," "believe," "expect," “project,” "intend," "anticipate," "plan," or "estimate" to be forward-looking. Forward-looking statements are also subject to risks and uncertainties that are described in the Company’s most recent annual report on Form 10-K under the heading "Risk Factors" and our subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise. You should independently investigate and fully understand all risks before making an investment decision.

Contacts:

VelaTel Global Communications, Inc.

Tim Matula

Investor Relations

(Toll Free) 1-877-260-9170

investors@velatel.com

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